Exhibit 99.1

Newmont Achieves Gender Parity for Non-Executive Directors

Experienced Leader and Director, Susan N. Story, joins the Board

DENVER, September 8, 2020 – Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) announced today the election of Susan N. Story to the Board of Directors effective September 10th.

With more than 38 years of experience in the water, energy and electricity industries, Ms. Story is a highly accomplished and successful leader in operations, finance, policy, insights and strategy. She served as the President and Chief Executive Officer of American Water Works Co. Inc. until her retirement in April 2020, having previously served as its Senior Vice President and Chief Financial Officer and in senior executive roles at Southern Company and Gulf Power Company. Ms. Story currently serves as the Lead Independent Director of Raymond James Financial, Inc., serving on the Corporate Governance and Nominating Committee, Securities Repurchase Committee and the Securities Offerings Committee, and is a current Director on the Board of Dominion Energy, where she serves on the Audit Committee and the Finance and Risk Oversight Committee. She previously served on the Board of American Water.

Newmont also announced the retirement of J. Kofi Bucknor, who has faithfully served as an independent director since 2012. Mr. Bucknor’s decision to retire from the Board was for personal reasons and was not the result of any dispute or disagreement with the Company.

“The Board thanks Kofi for his dedicated service to the Company over the last eight years. His global financial expertise, regional insights and thoughtful nature have been highly valued by his fellow directors,” said Noreen Doyle, Chair of the Newmont’s Board of Directors. “We are thrilled to welcome Susan to Newmont. Her extensive leadership experience make her an outstanding addition to our Board.”

Newmont has been recognized as a leader in Board diversity and inclusive leadership. Newmont’s Board consists of a broad range of backgrounds, experiences, talents and nationalities, with over 50% of Newmont’s 2020 Board slate having been gender or ethnically diverse. With the addition of Ms. Story, Newmont Board continues to lead in diversity by achieving gender parity amongst non-executive board members - with five female and five male independent directors.

“At Newmont, we are proud that the commitment to diversity and reflecting Newmont’s values starts at the top. Newmont’s core value of inclusion and diversity helps us attract and retain the industry’s top talent so we can achieve differentiated business results today and well into the future,” said Tom Palmer, President and Chief Executive Officer.

###

NEWMONT BOARD OF DIRECTOR ANNOUNCEMENT	Page 1 of 2

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Media Contact
Eric Colby	303.837.5724	eric.colby@newmont.com

Investor Contact

Jessica Largent	303.837.5484	jessica.largent@newmont.com

NEWMONT BOARD OF DIRECTOR ANNOUNCEMENT	Page 2 of 2